EXHIBIT 99.1

NEW CFO APPOINTED BY TARANTELLA

John Greeley Joins Management Team

Santa Cruz, CA (January 6, 2004) – Tarantella, Inc. (OTC: TTLA.PK), a leading supplier of secure application access software, today announced the appointment of John Greeley as Chief Financial Officer (CFO), reporting directly to Chief Executive Officer (CEO) Frank Wilde. Mr. Greeley assumes the CFO responsibilities from Alok Mohan, Tarantella’s Chairman, who has been acting CFO since September 8, 2003.

“We are thrilled to welcome John to Tarantella,” said Frank Wilde. “His wealth of experience, technical competence, in-depth knowledge of leveraging company’s core assets and his proven ability to implement strategy, make him an instant contributor to Tarantella.”

Mr. Greeley comes to Tarantella from Phoenix Technologies, a public software company in San Jose, CA with revenues of over $145 million, where he held the position of CFO. Prior to Phoenix Technologies, Mr. Greeley held executive positions at Leasing Solutions, Inc. and GE Capital Corporation. Mr. Greeley was awarded a Bachelor of Science Degree in Accounting and Masters of Business Administration from St. John’s University in New York.

For Tarantella Investors:

This press release contains forward-looking statements that are subject to significant risks and uncertainties. Actual results may differ materially from those described in such statements as a result of these risks and uncertainties. In particular, the forward-looking statements include statements about the implied improvement of the Company’s business due to an instant contribution level of the new CFO. Investors are cautioned that all forward-looking statements involve

Tarantella Board Appoints New CFO	2

risks and uncertainty, including without limitation, the ability to make instant changes, and other risks detailed from time to time in Tarantella’s SEC filings, including forms 10-Q and 10-K. Tarantella disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Tarantella, Inc.

Tarantella, Inc. is a leading provider of purpose-built application access and deployment software to nearly 12,000 customer sites worldwide. Tarantella enables organizations to access and manage information, data and applications across all platforms, networks and devices. Tarantella bridges the gap between vendors, ensuring that customers have complete access to business-critical information. Using Tarantella’s software, customers realize the benefits of secure corporate data, maximizing return on existing IT assets and improved productivity. The company markets its products through key industry partnerships and a worldwide network of consultants and resellers. Tarantella is headquartered in Santa Cruz, Calif. For more information, please visit http://www.tarantella.com.

Tarantella, Tarantella Enterprise 3, Canaveral iQ, New Moon Systems and the Tarantella logo are trademarks or registered trademarks of Tarantella, Inc., in the USA and other countries. All other brand and product names are or may be trademarks of, and are used to identify products or services of their respective owners.

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CONTACTS:

Lynn Schroeder	Daniel O’Connell
Tarantella Investor Relations	Griffin Public Relations
(831) 427-7399	(212) 481-3456 x 12
lynnsc@tarantella.com	doconnell@griffinpr.com